Exhibit 10.2

June 6, 2012

To: KCP Holdco, Inc.

Re: Kenneth Cole Productions, Inc.

Ladies and Gentlemen:

This letter sets forth the commitment of Marlin Equities VII, LLC (the “Investor”) to purchase certain equity securities (as described herein) of KCP Holdco, Inc. (“Parent”), which has been formed for the purpose of acquiring Kenneth Cole Productions, Inc. (the “Company”) through the merger of KCP Mergerco, Inc. (“Merger Sub”) with and into the Company, pursuant to that certain Agreement and Plan of Merger dated as of June 6, 2012 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company, all on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. Subject to the terms and conditions herein, the Investor hereby commits to Parent to purchase, directly or indirectly through one or more intermediate entities, equity securities of Parent, on such terms as described in Exhibit A hereto (the “Term Sheet”) in all material respects, with an aggregate purchase price of $20,001,000 immediately prior to the Effective Time (the “Commitment”). The proceeds from the Investor’s purchases of equity securities pursuant to this commitment letter shall be used solely for funding the Transaction, including the payment of the aggregate Merger Consideration and the payment of fees and expenses in connection with the Transaction, and no other purpose. All payments hereunder will be made in U.S. dollars by wire transfer of immediately available funds. In no event shall the Investor be obligated to contribute to Parent more than the Commitment.

2. Closing Conditions. The Investor’s obligation to purchase equity securities of Parent pursuant to this commitment letter is conditioned only upon (i) the substantially concurrent funding of the Debt Financing set forth in the Debt Commitment Letter, (ii) the substantially concurrent funding of the Equity Financing set forth in the Equity Commitment Letter between Parent and Cole Family Holdco, LLC (including pursuant to a final order or judgment having been validly entered which awards specific performance of such funding pursuant to, and in accordance with, Section 8.08(b) of the Merger Agreement), (iii) the satisfaction or waiver by Parent (provided that Parent shall not waive any condition if such waiver would have an adverse impact on the Investor, without the Investor’s prior written consent) of the conditions set forth in Sections 6.01 and 6.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied were the Closing to occur) and (iii) either (x) the substantially concurrent consummation of the Merger in accordance with the terms and conditions of the Merger Agreement or (y) a final order or judgment having been validly entered which awards specific performance of the Commitment pursuant to, and in accordance with, Section 8.08(b) of the Merger Agreement.

3. Efforts. In the period between the date hereof and the Closing Date, Parent and the Investor shall (i) maintain in effect this commitment letter, (ii) use their respective reasonable best efforts to negotiate in good faith definitive agreement(s) with respect to the Equity Financing and related shareholder arrangements in all material respects in accordance with the terms and conditions set forth in Exhibit A hereto and otherwise reasonably satisfactory to Parent and the Investor so that such agreement(s) (the “Equity Agreement(s)”) are effective no later than immediately prior to the Closing, (iii) use their respective reasonable best efforts to satisfy prior to the Closing all conditions precedent applicable to Parent or Investor in such Equity Agreement(s) or this commitment letter that are within their respective control and that have not been waived by the other parties thereto in accordance with the terms thereof and (iv) subject to the satisfaction or waiver of the conditions set forth in Section 2,consummate the Equity Financing in accordance with the terms described in such Equity Agreement(s) and this commitment letter (or otherwise acceptable to Parent and Investor) at or prior to the Closing. Subject to the terms and conditions hereof and in the Equity Agreement(s), the Parent and Investor shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, and no later than the Closing, the transactions contemplated by this commitment letter and the Equity Agreement(s), and shall reasonably cooperate with each other in connection with the foregoing.

4. Required Information. The Investor agrees to promptly provide to Parent (and no later than five (5) Business Days after Parent or the Company makes such written request) any information about the Investor (or its Affiliates and Associates) that Parent or the Company reasonably determines upon the advice of counsel is required to be included in (i) the Proxy Statement, (ii) solely with respect to requests made by Parent, the Schedule 13E-3 or (iii) any other any other filing or notification with any Governmental Entity in connection with the Merger and the transactions contemplated by the Merger Agreement, this commitment letter or the Equity Agreement(s). The Investor shall cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to the Investor (or its Affiliates and Associates). The Investor hereby represents and warrants to Parent that, solely with respect to any information supplied by the Investor in writing pursuant to this Section 4, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of Company Stockholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by the Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Entities following the time that all of the relevant facts and circumstances of the Investor’s involvement in the transaction are provided to such Governmental Entities and the Investor has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Entity’s clearance of other related documents and filings relating to this transaction, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Entities, the Investor agrees to join (and to cause its Affiliates and Associates to join) as a filing party to any Schedule 13E-3 filing discussed in the previous sentence.

5. Access to Information. From and after the date hereof and, after the Closing (but in no event following the consummation of a “Qualified IPO” as described in Exhibit A) (the “Access Period”), Parent shall afford to the Investor reasonable access during normal business hours and upon reasonable advance notice to Parent’s and Company’s books and records, except that prior to the Closing, access to the Company’s books and records shall be to the extent permitted under the Merger Agreement and the Confidentiality Agreement (and the Investor’s joinder thereto), and, during such Access Period, shall furnish reasonably promptly to the Investor any information (financial or otherwise) concerning Parent’s and Company’s business, except that prior to the Closing, access to the Company’s business shall be to the extent permitted under the Merger Agreement and the Confidentiality Agreement (and the Investor’s joinder thereto), in each case as the Investor may reasonably request. Notwithstanding the foregoing, Parent shall not be required by this Section 5 to provide the Investor with any information that Parent reasonably believes may not be provided to the Investor by reason of applicable Law which constitutes information protected by attorney/client privilege, or which Parent is required to keep confidential by reason of contract, agreement or understanding with third parties. The Investor, in the exercise of its rights described in this Section 5, shall not unduly interfere with the operation of the business of Parent or the Company.

6. Notice of Closing. Parent shall use commercially reasonable efforts to provide the Investor with not less than five (5) Business Days’ prior written notice of the Closing Date under the Merger Agreement. Any notices or correspondence received by Parent under, in connection with, or related to the Merger Agreement shall be promptly provided to the Investor in accordance with Section 12(c).

7. Enforcement.

(a) Except as set forth in Section 7(b), this commitment letter may be enforced solely by Parent and the Investor. Except as set forth in Section 7(b), no Person (including without limitation the Company, any shareholder, or any direct or indirect creditor of the Company, Parent, Merger Sub or any direct or indirect parent company of Merger Sub) shall: (a) be a beneficiary hereof; or (b) have any right whatsoever hereunder (whether at law or in equity, whether in contract, tort, statute, regulation or otherwise), including (without limitation) to, or to cause Parent or the Company to, enforce the Commitment or this commitment letter. This Commitment or this commitment letter is not intended to create a fiduciary relationship between the parties hereto. The Company acknowledges and accepts the provisions of this Section 7.

(b) Notwithstanding anything to the contrary in this letter (or any of the Exhibits hereto) or the Merger Agreement, each of the Investor, Parent and the Company acknowledges and agrees that the Company is hereby made a third party beneficiary of this letter solely for the purposes of enforcing Parent’s specific performance rights hereunder to enforce the Investor’s compliance with its obligations under Sections 1 and 4 in accordance with the terms hereof with respect to the Investor’s obligation to fund its Commitment, and Guarantor’s obligations under Section 7(c), in each case solely to the extent expressly provided and permitted by the terms and conditions of Section 8.08(b) of the Merger Agreement and the terms and conditions hereof, including each of the conditions in Section 2.

(c) Limited Guarantee. (i) To induce the Company to enter into the Merger Agreement, Martin E. Franklin (the “Guarantor”), intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Company, due and punctual payment and performance of Investor’s obligations under Section 4 hereof and the Investor’s obligation to fund the Commitment under Section 1 hereof pursuant to, and in accordance with, Section 7(b) above and Section 8.08(b) of the Merger Agreement (collectively, the “Guaranteed Obligation”). This limited guarantee is made by Mr. Franklin solely for the benefit of the Company. The Company may not assign any of its rights or interests under this Section 7(c) to any other Person. This limited guarantee shall terminate and the Guarantor shall have no further obligations under this Section 7(c) as of the earlier to occur of (i) the performance and payment of the Guaranteed Obligation, including funding of the Commitment by the Investor and (ii) the expiration of this commitment letter in accordance with Section 9 hereof. Notwithstanding the foregoing, or anything express or implied in this Section 7(c) or otherwise (i) in the event that the Company, or any person authorized by the Company to claim by, through or for the benefit of the Company, asserts that the Guarantor is liable in respect of this commitment letter in excess of or to a greater extent than the Guaranteed Obligation then the obligations of the Guarantor under or in connection with this Section 7(c) shall terminate ab initio and be null and void; and (ii) except with respect to the Guaranteed Obligation, the Guarantor shall not have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company, Parent or any other person in any way under or in connection with this Section 7(c) or this commitment letter.

(ii) Nature of Limited Guarantee. The Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Investor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made. This limited guarantee is an unconditional guarantee of payment and not of collectibility. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Investor; (b) any change in the time, place or manner of payment of the Guaranteed Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Guaranteed Obligation; (d) any change in the existence, structure or ownership of Investor or any other Person liable with respect to the Guaranteed Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Investor or any other Person liable with respect to the Guaranteed Obligation; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Investor or the Company or any of its Affiliates, whether in connection with the Guaranteed Obligation or otherwise; (g) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligation; or (h) any other act or omission which might in any manner or to any extent vary the risk of the

Guarantor or otherwise operate as a release or discharge of the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this limited guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Investor or any other Person primarily or secondarily liable with respect to the Guaranteed Obligation, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligation that are available to Investor under this commitment letter). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Investor or any other Person liable with respect to the Guaranteed Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this limited guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Investor or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Investor or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligation shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligation, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligation, in accordance with the terms of this commitment letter, or to be held as collateral for the Guaranteed Obligation thereafter arising. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

(iii) Representations and Warranties. The Guarantor hereby represents and warrants that: (A) the Guarantor has the legal capacity to execute, deliver and perform this limited guarantee, the execution, delivery and performance of this limited guarantee by the Guarantor does not contravene any agreement or other document to which the Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or the Guarantor’s assets and the execution, delivery and performance by the Guarantor hereof do not require any consent from any spouse of the Guarantor or any other person, (B) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this limited guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this limited guarantee; and (C) this limited guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at law).

8. Recourse. Notwithstanding anything that may be expressed or implied in, under and/or by this commitment letter, Parent by its acceptance hereof, covenants, acknowledges and agrees that (a) no Person other than the Investor shall have any obligation hereunder or in connection herewith (whether at law or in equity, whether in contract, tort, statute, regulation or otherwise), (b) no recourse hereunder or in connection herewith under any documents or instruments delivered in connection herewith may be sought or had against any Non-Recourse Party, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim on behalf of the Company, Parent, Merger Sub or any other Person against any Non-Recourse Party, other than as expressly set forth herein, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other law or otherwise, and (c) no liability whatsoever will attach to, be imposed on or otherwise be suffered or incurred by any Non-Recourse Party, in each case other than with respect to the Guarantor’s limited guarantee of the Guaranteed Obligation in accordance with and subject to the terms of Section 7(c) of this commitment letter. As used herein, the term “Non-Recourse Parties” shall mean, individually or collectively, any direct or indirect former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, general or limited partners, managers, management companies, members, stockholders, lenders, Affiliates or assignees of the Investor, and any and all direct or indirect former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, general or limited partners, managers, management companies, members, stockholders, lenders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; provided, however, in no event shall Non-Recourse Parties, with respect to the Investor, be interpreted to include the Investor.

9. Expiration. The obligations of the Investor under or in connection with this commitment letter shall expire automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged); (b) the valid termination of the Merger Agreement pursuant to its terms; provided, however, that for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this commitment letter pursuant to this clause (b); and (c) the assertion by the Company or any of its Subsidiaries, or by any Person authorized by the Company or any of its Subsidiaries to claim by, through or for the benefit of the Company or any of its Subsidiaries, of any claim against any Non-Recourse Party under or in connection with this commitment letter, or the transactions contemplated hereby, other than any claim against the Guarantor in accordance with and subject to Section 7(c) hereof; provided that any rights of the Investor that survive termination shall continue in full force and effect for purposes of clarity.

10. No Assignment; Amendment.

(a) Neither this commitment letter nor any of Parent’s or the Investor’s rights or obligations hereunder shall be assigned or otherwise transferred by Parent or the Investor without the prior written consent of Parent and the Investor, and any purported assignment or transfer without such consent shall be null and void; provided that, without the prior written consent of Parent, the Investor may assign or transfer a portion of its Commitment to one or more of its Affiliates (a “Permitted Assignee”), provided that no such assignment or transfer shall reduce the Commitment or relieve the Investor of its obligations under this commitment letter, and provided further that any Permitted Assignee shall, as a condition to any such assignment or transfer, execute a joinder agreement, in form and substance reasonably satisfactory to Parent, whereby the Permitted Assignee agrees to be bound by the provisions of this Agreement and the Equity Agreement(s) applicable to the Investor with respect to the portion of the Commitment assigned or transferred to it. This commitment letter may not be amended or otherwise modified except in a writing duly executed by the Investor, Parent and the Company. No failure or delay by any party in exercising any rights under this commitment letter shall operate as a waiver hereof.

(b) The Company may not assign or transfer this commitment letter or any of its rights or obligations hereunder and any purported assignment or transfer without the prior written consent of the Investor shall be null and void.

11. Parties in Interest; Third Party Beneficiaries. Except as set forth in Section 7(b) above, this commitment letter shall inure to the benefit of and be binding solely upon Parent and the Investor. By execution and delivery of this commitment letter, each of the Company, Parent and the Investor, on behalf of itself, its Affiliates, and any Person claiming by, through or for its benefit, acknowledges and agrees that it consents to and is bound by the terms, conditions and limitations of this commitment letter. Except as set forth in Section 7(b) above, nothing in this commitment letter, express or implied, is intended to confer upon any Person other than Parent, the Investor, any rights or remedies under, or by reason of, this commitment letter or to confer upon any Person any rights or remedies against any Person other than the Investor under or by reason of this commitment letter, except that any Non-Recourse Party may rely on and enforce the provisions of Sections 7 and 8 hereof.

12. Governing Law; Jurisdiction; Venue; Waiver of Objections; Notice/Service of Process.

(a) Governing Law. This commitment letter shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, except to the extent that mandatory provisions of federal Law apply.

(b) Jurisdiction. Each party to this commitment letter, and the Company by its acknowledgement hereof, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Southern District of New York and any appellate court thereof in any action or proceeding arising out of or relating to this commitment letter or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party, and the Company by its acknowledgement hereof, hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each party hereto, and the Company by its acknowledgement hereof, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party, and the Company by its acknowledgement hereof, irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 12(c) below; provided, however, that nothing in this commitment letter shall affect the right of any party to serve process in any other manner permitted by Law.

(c) Notice/Service of Process. Each party, and the Company by its acknowledgement hereof, hereby (i) agrees that (x) all notices and other communications hereunder and (y) service of process in any action described in Section 12(b) hereof, in each case shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective party at the following addresses or at such addresses as shall be specified by the party by like notice:

If to Parent or Merger Sub:

c/o Kenneth Cole Productions, Inc.

603 West 50th Street

New York, NY 10019

Telecopier: 1-866-698-7042

Attention: Kenneth D. Cole

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telecopier: (212) 728-9129

Attention: Adam M. Turteltaub

If to the Company:

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, NY 10019

Telecopier: (212) 315-8279

Attention: Michael Colosi

with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Telecopier: (212) 839-5599

Attention: Joseph W. Armbrust

If to the Investor:

Marlin Equities VII, LLC

555 Theodore Fremd Avenue

Rye, New York 10580

Telecopier: (914) 967-9405

Attention: Martin E. Franklin

with a copy to (which shall not constitute notice):

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Telecopier: (212) 245-3009

Attention: Robert L. Lawrence, Esq. and Mitchell D. Hollander, Esq.

(ii) agrees that service of process made in accordance with clause (i) will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) does not constitute good and valid service of process.

13. WAIVER OF JURY TRIAL. EACH PARTY, AND THE COMPANY BY ITS ACKNOWLEDGEMENT HEREOF, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY, AND THE COMPANY BY ITS ACKNOWLEDGEMENT HEREOF, CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

14. Confidentiality. This commitment letter shall be treated as confidential and is being provided to Parent solely in connection with the Transaction. Subject to the immediately following sentence, this commitment letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor and Parent. The foregoing notwithstanding, this commitment letter shall be provided to the Company, and the Company and the Investor may disclose this commitment letter (i) to their respective Affiliates and representatives, and (ii) to the extent required by Law, including by disclosing this commitment letter and the terms hereof in the Proxy Statement and Schedule 13E-3.

15. Representations. The Investor hereby represents and warrants with respect to itself to Parent that (a) it has all limited liability company power and authority to execute, deliver and perform this commitment letter; (b) the execution, delivery and performance of this commitment letter by the Investor has been duly and validly authorized and approved by all necessary limited liability company action by it; (c) this commitment letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it; (d) the amount of the Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) it has available capital in excess of the sum of the Commitment plus the aggregate amount of all other commitments and obligations it currently has outstanding; (f) all funds necessary for the Investor to fulfill its obligations under this commitment letter shall be available to Investor for so long as this Commitment shall remain in effect in accordance with the terms hereof; (g) the execution, delivery and performance by it of this commitment letter does not (i) violate its organizational documents, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which it is a party; (h) as of the date hereof and as of the Closing Date, the Investor beneficially owns no shares of Class A Stock and no shares of Class B Stock; (i) Martin E. Franklin, directly or indirectly, beneficially owns a majority of the outstanding voting securities and is a Managing Member of the Investor, and as of the Closing Date, Martin E. Franklin will, directly or indirectly, beneficially own a majority of the outstanding voting securities and be a Managing Member of the Investor; (j) there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) between the Investor or any of its Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger; and (k) none of the Investor or any of its Affiliates has entered into any agreement, discussion, arrangement or understanding with any Third Party concerning the possible sale of the Surviving Corporation or all or substantially all the assets of the Surviving Corporation to a Third Party after the Merger has been consummated.

16. Expense Reimbursement. Parent shall reimburse all reasonable, documented fees, costs and expenses of the Investor (including, without limitation, all reasonable out-of-pocket costs and expenses arising in connection with the Commitment and any due diligence investigation performed by the Investor, and the reasonable fees and expenses of one law firm to the Investor in connection with the negotiation, preparation and delivery of this commitment letter and the Equity Agreement(s)) (collectively, the “Transaction Expenses”); provided that, in the event the Closing does not occur, Parent shall not be required to reimburse the Investor for any such Transaction Expenses in excess of $100,000. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing does not occur, Parent shall not be required to reimburse the Investor for any Transaction Expenses in respect of any expenses incurred as a result of the Investor’s or any of the Investor’s Affiliates’ gross negligence, bad faith, fraud or willful misconduct.

17. Indemnity; Liquidated Damages.

(a) Parent agrees to indemnify and hold harmless the Investor as set forth in Exhibit B hereto, the terms of which are incorporated herein in their entirety.

(b) In the event the Closing of the Merger occurs, but the funding of the Commitment in an amount equal to $20,001,000 does not occur as a result of Parent electing not to seek, or seeking only in part, the funding of the Commitment pursuant to this commitment letter and the Equity Agreement(s), due to Parent’s receipt of alternative financing for the Merger, Parent shall cause the Company to pay to the Investor, as liquidated damages for time, effort and lost opportunities (and not as a penalty), a cash payment equal to $300,000 within ten (10) Business Days of the Closing Date. Parent acknowledges and agrees with Investor that actual damages arising from such a consummation of the transactions contemplated hereby and the Merger Agreement or any other similar transaction are difficult to determine and that these liquidated damages are reasonable and appropriate measures of the damages for Investor’s time, effort and opportunity cost of providing the Commitment and do not represent a penalty for losses sustained by Investor.

(c) In no event shall the Investor be liable to Parent for any punitive, incidental, special or consequential damages arising out of or in any way connected with the Commitment pursuant to this commitment letter, the Equity Agreement(s) or the Merger Agreement.

18. Miscellaneous. This commitment letter may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This commitment letter shall become effective when one or more counterparts have been executed and delivered by Parent and the Investor to the other. This commitment letter supersedes all prior understandings, whether written or oral, between the parties hereto.

[Signature page follows]

Very truly yours,

MARLIN EQUITIES VII, LLC

By:	/s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Chief Executive Officer

Agreed to and accepted:

KCP HOLDCO, INC.

By:	/s/ Kenneth D. Cole
Name: Kenneth D. Cole
Title: President and Chief Executive Officer

Kenneth D. Cole, individually, hereby acknowledges and agrees to be bound by and guaranty all obligations of Parent pursuant to Sections 16 and 17 of this commitment letter, unless the Closing occurs.

/s/ Kenneth D. Cole
Kenneth D. Cole,
an individual

Martin E. Franklin, individually, hereby acknowledges and agrees to be bound by and guaranties the Guaranteed Obligation, including the obligations of the Investor to fund the Commitment, pursuant to and in accordance with Section 7(c) of this commitment letter.

/s/ Martin E. Franklin
Martin E. Franklin,
an individual

By acceptance and acknowledgment of its rights as third party beneficiary hereunder, the undersigned also accepts and acknowledges its obligation and the limitations imposed under Sections 7, 8, 9, 10, 11 and 12 hereof.

KENNETH COLE PRODUCTIONS, INC.

By:	/s/ Paul Blum
Name: Paul Blum
Title: Chief Executive Officer

Exhibit A

Equity Term Sheet

I.	Security

Security to be Issued:	Convertible Preferred Stock of Parent with 12% Liquidation Preference (the “Preferred Stock”). Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the commitment letter.

Investment:	$20,001,000. The “Original Issue Price” for each share of Preferred Stock shall be $1,000 per share.

Maturity:	Mandatorily redeemable at five and one-half (5.5) years.

II.	Terms of the Preferred Stock

Preference:	The Preferred Stock will be senior to all other equity interests of Parent, including Parent’s common stock (the “Common Stock”).

Dividends:	No dividends, distributions, redemptions (other than customary redemptions of employee equity upon termination within certain agreed thresholds, etc.) or the like, in respect of any equity (common or preferred) of the Parent, other than the Preferred Stock, shall be declared or made without the prior consent of a majority of the outstanding shares of Preferred Stock, except for any pro rata dividend where, after giving effect to such transaction, Parent maintains a Minimum Liquidity net of debt (to be defined) of $50 million (a “Permitted Dividend”). The Preferred Stock will share dividends equally (50-50) with the Common Stock until the Preferred Stock holders have received an amount of dividends equal to the amount such holders would have received if the Preferred Stock accrued dividends at a 6% annual rate compounded semiannually through the time that the dividends are paid. The amount paid to the Preferred Stockholders in excess of the amount it would have received solely on an as converted basis is referred to herein as the “Preferred Dividend Amount”. To the extent that the holders of the Preferred Stock have received their 6% dividends, the Preferred Stock will have the right to receive dividends on an as converted basis with the holders of Common Stock or other equity interests, as applicable.

Conversion Rights:	The Preferred Stock shall be convertible, at any time at the option of the Investor, into shares of the Common Stock at a conversion price equal to the per share value of the Common Stock at the closing of the transactions (the “Initial Conversion Price”) calculated based on the value implied by the purchase price under the Merger Agreement; provided, however, that the number of shares of Common Stock into which the Preferred Stock held by the Investor and its affiliates are convertible shall not exceed 9.9% of the outstanding Parent Common Stock (the “Common Stock Limit”). The number of shares of Common Stock which a share of Preferred Stock shall be converted shall be determined by dividing (i) the Original Issue Price plus any accrued interest and unpaid dividends, if any, by (ii) the Conversion Price (as defined below), each in effect at the time of the conversion. Such option may be exercised in full or in part from time to time, at the election of each Investor or holder of the Preferred Stock.

The conversion rate of the Preferred Stock shall be subject to customary adjustments for stock splits, etc. and anti-dilution protection as described below (such adjusted Initial Conversion Price, as further adjusted, is referred to herein as the “Conversion Price”).

Optional Conversion:	Each share of Preferred Stock shall be convertible into Common Stock at any time, at the option of the holder thereof.

Mandatory Conversion:

The Preferred Stock will be automatically converted into shares of Common Stock (a) in the event of the closing of a firm commitment underwritten offering on the Nasdaq Global Market, the New York Stock Exchange or other nationally recognized stock exchange with minimum aggregate net proceeds to Parent and/or its stockholders of $150 million or (b) upon the election of the holders of at least a majority of the then outstanding shares of Preferred Stock, in each case subject to the Common Stock Limit and customary provisions, and provided, that in each of case (a) and (b) above, the initial public offering price per share exceeds the Liquidation Value per share (the foregoing is referred to herein as a “Qualified IPO”); provided, that in the event that a Qualified IPO is not closed prior to the five year anniversary of the closing of this investment, in lieu of a Mandatory Conversion, Investor will have the option to elect redemption as described below in “Redemption Rights; Rights on Default” for payment on the later of the closing of the Qualified IPO or the five and one-half (5.5) year anniversary of the closing of this investment. Any Preferred Stock not converted in connection with the offering described in (a) immediately above as a result of the Common Stock Limit shall be redeemed as described below in “Redemption Rights; Rights on Default”.

Upon a mandatory conversion, each share of Preferred Stock will convert into that number of shares of Common Stock determined as set forth under “Conversion Rights”.

Anti-dilution Protection:	The conversion rate of the Preferred Stock shall be subject to adjustment, according to a broad-based weighted-average anti-dilution formula, in the event Parent issues securities at, or exercisable or convertible into Common Stock at, a price which is less than the Conversion Price, other than the following exclusions: (a) grants of employee stock options at not less than fair market value, pursuant to plans approved by the Board of Directors of Parent (“Board”), (b) Common Stock issued upon conversion of the Preferred Stock, and (c) Common Stock or options to acquire Common Stock issued as part of an arm’s

2

length business licensing deal or strategic alliance approved by the Board at a price determined by the Board to equal or exceed fair market value. Proportional adjustments shall be made for stock splits, stock dividends and the like.

Liquidation Preference:

In the event of a Liquidation Event (as defined below), each holder of Preferred Stock shall be entitled to receive for each share of Preferred Stock, in preference to all other junior equity interests of Parent, an amount equal to the greater of (the “Liquidation Preference”): (i) the Liquidation Value; or (ii) the fair market value (“Parent FMV”) that would be received by such holder if the Preferred Stock were converted into shares of Common Stock without taking into effect the Common Stock Limit (in connection with a sale of Parent as a whole (calculated based upon a market value involving the sale of Parent as a whole and disregarding any minority discount).

A “Liquidation Event” will be defined to include, among other things, the direct or indirect sale of a majority of the consolidated assets of Parent and its subsidiaries, or the sale, merger, or reorganization of Parent or the Company, where Parent’s stockholders prior to such transaction hold less than a majority of the equity interests of the surviving corporation, an initial public offering, a change of control, recapitalization or reorganization of Parent of the Company, or a liquidation, dissolution or winding up of Parent of the Company.

“Liquidation Value” means the Original Issue Price, as adjusted, accruing at the annual rate of 12%, compounding semi-annually, plus any accrued and unpaid dividends if any, to the extent not added to the Original Issue Price, reduced by the prior payment of any Preferred Dividend Amount.

Voting and Consent Rights:

Holders of Preferred Stock shall vote on all matters submitted to holders of Common Stock with each share of Preferred Stock representing such number of votes as is equal to the number of shares of Common Stock into which it is convertible after taking into effect the Common Stock Limit. For the avoidance of doubt, the organizational documents of Parent will contain customary voting cutback provisions that will limit the voting rights of the Investor and its affiliates to no greater than 9.9% of the total combined voting power of the issued Preferred Stock and Common Stock. Except as provided in the following paragraph or by law, the holders of Preferred Stock and Common Stock shall vote together as a single class.

For so long as the issued Preferred Stock remains outstanding, the written consent of the holders of a majority of the outstanding shares of Preferred Stock shall be required for the following, subject to certain customary exceptions and thresholds to be agreed upon by the parties:

3

(i) an amendment to Parent’s charter adversely affecting the rights, privileges or economics of the Preferred Stock;

(ii) the issuance of any equity security senior to or on parity with the Preferred Stock as to dividend rights, maturity, redemption rights, voting rights, liquidation preference and other rights, including additional shares of the Preferred Stock;

(iii) the entering into or modification of material transactions or material agreements with any affiliates that are not on arm’s length terms by Parent or its subsidiaries;

(iv) the granting by Parent or its subsidiaries of any executive compensation, benefits, and deferred compensation arrangements (including any equity compensation) to parties (or their affiliates) that directly or indirectly hold five percent (5%) or more of any class of issued and outstanding security of Parent or any subsidiary (or securities convertible into (5%) or more of any class of issued and outstanding security of Parent or any subsidiary), other than arrangements agreed to at or prior to the closing (and any changes that are contemplated thereunder or such other non-material changes thereto made thereafter); and

(v) the issuance of any equity security by the Company or transfer of any equity security of the Company (other than in connection with a Liquidation Event) which has the effect that the Company is not a wholly owned direct subsidiary of the Parent.

For the avoidance of doubt, all matters voted on, elected, consented or requested by the holders of the outstanding shares of Preferred Stock (other than voting together as a class with the Common Stock) shall be determined based on the outstanding number of shares of Preferred Stock and not on the number of shares of Common Stock into which it is convertible.

Redemption Rights; Rights on Default:

The holders of a majority of the outstanding shares of Preferred Stock, voting together as a class, shall be entitled to require Parent to redeem the Preferred Stock, commencing at any time after the five and one-half (5.5) year anniversary of the closing of this investment, in an amount equal to the Liquidation Preference.

Parent shall be entitled to redeem upon thirty (30) days written notice all, but not less than all, the Preferred Stock, commencing at any time after the three (3) year anniversary of the closing of this investment, in an amount equal to the Liquidation Preference.

Upon the occurrence and continuance of a default of redemption for any reason (including upon a Liquidation Event), the unpaid balance due on any unpaid redemption payment will also accrue a dividend at a rate of 10% per annum, paid in arrears semi-annually, and during such period. Such default dividends will be payable in cash, and to the extent not paid in cash on a semi-

4

annual payment due date, shall compound semi-annually and be added to, and made a part of, the Original Issue Price. The dividends will be in addition to the liquidation accrual described in “Liquidation Preference” above. Unless such requirement is waived by the holders of a majority of the outstanding Preferred Stock, Parent shall sell all or a portion of its assets, as needed, and/or its stockholders and Board shall use their reasonable best efforts to sell Parent or its business(es), in order to raise a sufficient amount of cash for the purpose of paying the Liquidation Preference. The Parent and Company will also pay the expenses including, without limitation , the reasonable fees and expenses of counsel, of the holders of the Preferred Stock in connection with the enforcement of remedies relating to the transaction documents.

Transfer Restrictions:	Other than customary permitted transfers, including transfers to affiliates, family, family trusts and charitable foundations, transfers subject to the co-sale rights described under “Co-Sale Rights”, or in connection with a Liquidation Event or the exercise of the drag-along right described under “Drag-Along Rights” below, neither the holders of Preferred Stock nor Kenneth Cole or his affiliates (“KC”) shall be permitted, without the prior written consent of KC or a majority of the outstanding shares of Preferred Stock voting as a class, respectively, to transfer their shares prior to an IPO. The holders of Preferred Stock shall be subject to a customary lock-up in connection with Parent’s IPO which (i) shall be no more restrictive than the lock-up affecting KC and his affiliates, and (ii) shall in no event exceed one hundred eighty (180) days for a Qualified IPO or ninety (90) days for all other offerings.

III. Contractual Rights of the Investor

Representations and Covenants:	The Preferred Stock Purchase Agreement shall include the following representations and warranties customary for transactions of this type: representations and warranties of Parent and the Investor, as applicable, relating to organization and good standing; due authorization and enforceability; no conflicts with organizational documents, Law or material contracts; Governmental Approvals and material third party consents; valid issuance of the Preferred Stock; post-closing capitalization; and investment intent and “accredited investor” status of the Investor. The only representations relating to the Company and its subsidiaries and businesses (the accuracy of which shall be a condition to the funding of the Commitment on the Closing Date), shall be such of the representations made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Investor, but only to the extent that Parent or Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement.

5

The Preferred Stock Purchase Agreement will require Parent to, at or prior to the closing of this investment (although the performance of such obligations shall not be a condition to the closing the investment), as applicable:

(i) negotiate in good faith and enter into an employment agreement and non-compete agreement with KC, effective as of the closing, in a form satisfactory to the holders of a majority of the Preferred Stock to be issued at closing;

(ii) negotiate in good faith and enter into a shareholders agreement and registration rights agreement, each effective as of the closing, reflecting the terms set forth herein in all material respects;

(iii) cause the capital and debt structure of Parent immediately following the closing of this investment to be in all material respects consistent with the presentation delivered to the Investor on the date hereof, unless otherwise agreed to in writing by the Investor;

(iv) use its commercially reasonable efforts to consummate the Acquisition on the terms and subject to the conditions of the Merger Agreement and the other ancillary documents related thereto, in accordance with all applicable requirements of law for aggregate consideration not exceeding an amount per share previously disclosed to the Investor, and without waiver or amendment or any consent thereunder materially adverse to the Investor unless consented to by the Investor (such consent not to be unreasonably withheld, delayed or conditioned);

(v) cause the Company to be a wholly owned direct subsidiary of Parent;

(vi) cause Marlin Equities VII, LLC (together with any Permitted Assignees) to hold a majority of the shares of Preferred Stock[1]; and

(vii) pay all expenses required to be paid to Investor on the Closing date pursuant to the commitment letter, in each case to the extent invoiced at least one day prior to the closing of this investment.

The Preferred Stock Purchase Agreement shall also include the following post-closing covenants by Parent:

(i) delivering to Investor monthly, quarterly and annual financial statements and annual budgets;

(ii) obtaining customary D&O insurance and “key man” life insurance on the life of KC;

[1]	The Investor acknowledges that, at the Closing, Parent may issue up to $19,999,000 in Preferred Stock to investors other than the Investor and its Permitted Assignees.

6

(iii) preparing and providing an annual budget to Investor; and (iv) notifications with respect to defaults under material agreements, material litigation and other major corporate events.

Conditions:	The only conditions to the closing of the investment contained in the Preferred Stock Purchase Agreement will be the conditions expressly set forth in Section 2 of the commitment letter.

Board Representation:	The Investor understands that KC will have a sufficient number of votes at the Board to provide KC with the right to designate a majority of the Board.

Registration Rights:	The Investor will have demand and piggyback registration rights customary for a transaction of this nature. The registration rights may not be used to cause an initial public offering by Parent and shall be subject to customary limitations for minimum sale thresholds, blackouts, underwriter cut-backs, etc., which shall be no more onerous than the limitations imposed on any other equity holder.

Pre-Emptive Rights and Additional Rights on Subsequent Equity Rounds:

The Investor shall have the right to purchase its pro rata share (based on its ownership of the outstanding Common Stock, on an as-converted basis) of any future equity offering by Parent (subject to customary exclusions such as grants of employee stock options pursuant to plans approved by the Board).

For so long as the Preferred Stock remains outstanding, if Parent grants registration rights, information rights, rights of first offer, anti-dilution protection, protective voting provisions or other similar rights to new investors in a subsequent offering involving the sale of additional series of preferred stock, Parent will use reasonable efforts to extend such rights to the holders of the Preferred Stock with respect to the Preferred Stock on the same basis granted to new investors.

Co-Sale Rights:	The Investor shall have pro rata co-sale rights with respect to a sale or transfer of stock beneficially owned by KC and related parties, subject to customary exceptions (transfers to affiliates, etc.).

Drag-Along Rights:	KC, together with any other stockholder that would result in collective ownership of more than 50% of the voting power in the aggregate, shall have a contractual “drag-along” right to cause the other stockholders, including holders of Preferred Stock, to sell all of their shares in Parent in the event that KC is selling all of the shares beneficially owned by him, provided that each share of the Preferred Stock receives Liquidation Preference in cash at the closing of such transaction.

Termination of Rights:	Upon the closing of a Qualified IPO, the Co-Sale Rights, Drag-Along

7

Rights, Pre-Emptive Rights and Board Representation Rights shall terminate.

Non-Solicitation:	Subject to customary exceptions, the Investors shall be restricted from hiring with its actual knowledge officers or senior employees of Parent or the Company.

Indemnification:	Parent and Company will agree to the indemnity rights in favor of the Investor substantially the same as those included in Section 17 of the commitment letter from and after the Closing.

8

Exhibit B

Indemnification Provisions

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter dated today’s date (the “Commitment Letter”) (such term and each other capitalized term used but not defined herein having the meaning assigned in the Commitment Letter).

In accordance with the Commitment Letter, whether or not the Closing Date occurs, the Parent (the “Indemnitor”) hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean Investor, any Permitted Assignee, each affiliate of any of the foregoing and the respective directors, officers, members, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other reasonable out-of-pocket costs or expenses to which an Indemnified Party may become subject which arise out of or related to or result from any transaction, action or proceeding related to the transactions or the other matters described or referred to in the Commitment Letter including, but not limited to, joining as a filing party to any Schedule 13E-3 to be filed with the SEC and any related filings or being named in any action resulting from being such a filing party; provided that Liabilities shall not include any losses, claims, damages, liabilities or other costs or expenses which (a) a court of competent jurisdiction determines in a final judgment that the Liabilities resulted primarily from a breach by the Investor or any Permitted Assignee of the Commitment Letter and/or the Equity Agreement(s) or otherwise primarily due to the bad faith, gross negligence or intentional misconduct of such Indemnified Party; (b) arise out of statements made based solely on information supplied in writing by the Investor (or Permitted Assignee) specifically for inclusion in the Schedule 13E-3 or Proxy Statement; or (c) are with respect to any loss in value of the equity securities purchased by the Investor or any Permitted Assignee pursuant to the Commitment.

In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).

In no event shall the Parent have any liability to any Indemnified Party for any consequential or punitive damages, except for any such consequential or punitive damages included in any third party claim in connection with which such Indemnified Person is entitled to indemnification. In connection with any action or proceeding for which an Indemnified Party is entitled to indemnification under this Exhibit B, the Indemnified Party shall provide prompt written notice of such action or proceeding to Parent and Parent shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party. Upon assumption by Parent of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel at its own cost and expense, provided that Parent shall pay any legal expenses of such counsel incurred by such Indemnified Party in connection with the defense thereof if (i) Parent has agreed to pay such fees and expenses, (ii) Parent shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (iii) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Parent and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Parent. Parent shall not consent to the terms of any compromise or settlement of any action defended by Parent in accordance with the foregoing without the prior written consent of the Indemnified Party, not to be unreasonably delayed or withheld (other than any such compromise or settlement exclusively requiring payment of money by Parent).

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnitor, on the one hand, and the Indemnified Parties, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Parties may be subject in accordance with the relative benefits received by the Indemnitor, on the one hand, and the Indemnified Parties, on the other hand, and also the relative fault of the Indemnitor, on the one hand, and the Indemnified Parties collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation that directly resulted in the relevant losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.